10F-3 Report
CGCM Emerging Markets Equity Investments

Period: 09/01/2006 through 02/28/2007

ID  Issuer Name    Trade Date Selling Dealer Total Amount Purchase Price % Received by Fund   % of Issue (1)

945 TMK (Newgate)    10/31/2006 Credit Suisse 2,400.00   1.60   0.001%    0.001%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

Other Participant
Accounts   Issue Amount     Total Received All
Funds

945- Includes purchases by other affiliated mutual funds and
discretionary accounts in the amounts of:    0.00    180,000,000.00     2,400.00